Exhibit 99.1

STABILIS SOLUTIONS ANNOUNCES FIRST QUARTER 2025 RESULTS

Houston, May 7, 2025 — Stabilis Solutions, Inc., (“Stabilis” or the “Company”) (Nasdaq: SLNG), a leading provider of clean fueling, production, storage, and last mile delivery solutions for many of the world’s most recognized, high-performance brands, today announced financial results for the first quarter ended March 31, 2025.

FIRST QUARTER 2025 HIGHLIGHTS

●	Revenues of $17.3 million
●	Net loss of ($1.6) million
●	Adjusted EBITDA of $2.1 million
●	Cash flow from operations of $1.0 million
●	$9.0 million of cash and $3.5 million of availability under credit agreements as of March 31, 2025

MANAGEMENT COMMENTARY

"During the first quarter, our team continued to make progress on key business development initiatives that support the long-term expansion of our platform in high-growth end-markets," stated Casey Crenshaw, Executive Chairman and Interim President & Chief Executive Officer. "As the small-scale LNG supplier of choice for customers requiring customized turnkey fueling solutions, we are seeing strong demand across the marine bunkering, commercial aerospace, and power generation sectors. Our team is actively pursuing multiple strategic opportunities with new and existing customers that will serve as catalysts for meaningful growth and additional investment over the coming years."

"While overall market demand remained robust, first quarter 2025 revenues declined year-over-year, primarily reflecting planned downtime with a key marine customer and the successful completion of a large, short-duration industrial project," continued Crenshaw. "Importantly, revenue growth within our aerospace and marine markets remained strong, increasing 13% compared to the prior year.”

"We remain disciplined in our approach to capital allocation, maintaining a strong balance sheet while continuing to invest in growth," stated Andy Puhala, Chief Financial Officer. At the end of the first quarter, we had $12.5 million of cash and availability under our credit agreements, supporting our near-term priorities and providing flexibility to invest alongside rising customer demand. We continue to proactively manage our financial position and partner with strategic capital providers to fund the next phase of our growth."

"Stabilis’ domestic footprint and end-market exposure favorably position us to deliver growth in the current trade environment,” concluded Crenshaw. "Our focus remains squarely on executing our multi-year value creation strategy, targeting high-growth markets with multi-year demand for LNG solutions."

STRATEGIC AND OPERATIONAL UPDATE

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Strong competitive position within targeted, growth markets. Since the first quarter of last year, Stabilis’ revenue mix in high-growth marine, power generation and aerospace end-markets increased from 56% of total revenue to nearly 70% in the first quarter of 2025. Demand within these end-markets is driven by multi-year trends such as the commercialization of the aerospace industry and the transition of marine vessels to LNG. The Company is uniquely positioned as an incumbent small-scale LNG supplier of choice in these markets given its turnkey solutions offering, which includes production, storage, transportation, and fueling services.

●

Advancing significant operating and capital investments to support future growth, while delivering consistent operating cash flow. Stabilis continues to build out its commercial, technical and operations teams required to support execution and capture incremental marine, aerospace, and power generation opportunities. At the same time, the Company continues to allocate capital focused on expanding its capabilities in support of these growth markets.

FINANCIAL PERFORMANCE SUMMARY

Revenue for the first quarter of 2025 was $17.3 million, a decrease of 12.3% compared to the first quarter of 2024. The decrease in revenue compared to the prior year period was primarily attributable to expected downtime with a marine customer and the completion of a large industrial customer contract, partly offset by higher revenues associated with aerospace customers.

Net loss for the first quarter of 2025 was ($1.6) million, or ($0.09) per diluted share, compared to net income of $1.5 million, or $0.08 per diluted share in the first quarter of 2024. The decrease in net income compared to the prior year period reflects the decrease in net revenues, including lower equipment and labor revenues on a completed customer contract and $2.1 million in non-recurring selling, general, and administration expenses associated with executive transition during the first quarter of 2025.

Adjusted EBITDA for the first quarter of 2025 was $2.1 million, or 11.9% of revenue, compared to $3.1 million, or 15.7% of revenue, in the first quarter of last year. The decrease in Adjusted EBITDA year-over-year is primarily attributable to lower revenues including lower equipment and labor revenues on a completed customer contract.

FIRST QUARTER 2025 CONFERENCE CALL AND WEBCAST

Stabilis will host a conference call on Thursday May 8, 2025, at 9:00 am ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call will be available in the Investor Relations section of the Company’s corporate website at https://investors.stabilis-solutions.com/events. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	800-343-4849
International Live:	203-518-9848
Conference ID:	SLNGQ125

To listen to a replay of the teleconference, which will be available through May 15, 2025:

Domestic Live:	800-723-0544
International Live:	402-220-2656

ABOUT STABILIS SOLUTIONS

Stabilis Solutions is a leading provider of clean fueling, production, storage, and last mile delivery solutions for many of the world’s most recognized, high-performance brands. To learn more, visit www.stabilis-solutions.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “can,” “believes,” “feels,” “anticipates,” “expects,” “could,” “will,” “plan,” “may,” “should,” “predicts,” “potential” and similar expressions are intended to identify such forward-looking statements.

Such forward-looking statements relate to future events or future performance, but reflect our current beliefs, based on information currently available. Most of these factors are outside our control and are difficult to predict. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Factors that may cause such differences include, among other things: the future performance of Stabilis, future demand for and price of LNG, availability and price of natural gas, unexpected costs, and general economic conditions.

The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in the Risk Factors in Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2025 which is available on the SEC’s website at www.sec.gov or on the Investors section of our website at www.stabilis-solutions.com. All subsequent written and oral forward-looking statements concerning Stabilis, or other matters attributable to Stabilis, or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Stabilis does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Stabilis Solutions, Inc. and Subsidiaries

Selected Consolidated Operating Results

(Unaudited, in thousands, except share and per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Revenues:
Revenues	$17,338	$17,298	$19,770
Operating expenses:
Cost of revenues	12,788	12,367	13,514
Change in unrealized (gain) loss on natural gas derivatives	(84)	11	(252)
Selling, general and administrative expenses	4,933	1,941	3,456
Gain from disposal of fixed assets	(103)	(460)	(127)
Depreciation expense	1,867	1,802	1,800
Total operating expenses	19,401	15,661	18,391
Income (loss) from operations before equity income	(2,063)	1,637	1,379
Net equity income from foreign joint venture operations	368	556	197
Income (loss) from operations	(1,695)	2,193	1,576
Other income (expense):
Interest income (expense), net	21	7	(4)
Other income (expense), net	(12)	7	(21)
Total other income (expense)	9	14	(25)
Net income (loss) before income tax (benefit) expense	(1,686)	2,207	1,551
Income tax (benefit) expense	(88)	101	82
Net income (loss)	$(1,598)	$2,106	$1,469

Net income (loss) per common share:
Basic and diluted per common share	$(0.09)	$0.11	$0.08

EBITDA	$160	$4,002	$3,355
Adjusted EBITDA	$2,069	$4,013	$3,103

Stabilis Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share data)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$9,003	$8,987
Accounts receivable, net	4,692	6,239
Inventories, net	228	345
Prepaid expenses and other current assets	1,510	1,902
Total current assets	15,433	17,473
Property, plant and equipment:
Cost	117,456	117,246
Less accumulated depreciation	(67,167)	(65,518)
Property, plant and equipment, net	50,289	51,728
Goodwill	4,314	4,314
Investments in foreign joint ventures	12,140	11,659
Right-of-use assets and other noncurrent assets	884	410
Total assets	$83,060	$85,584
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,747	$5,667
Accrued liabilities	3,299	3,566
Current portion of long-term notes payable	1,655	2,010
Current portion of finance and operating lease obligations	655	384
Total current liabilities	10,356	11,627
Long-term notes payable, net of current portion and debt issuance costs	6,620	6,848
Long-term portion of operating lease obligations	173	101
Total liabilities	17,149	18,576
Commitments and contingencies
Stockholders’ equity:
Common stock; $0.001 par value, 37,500,000 shares authorized, 18,596,301 and 18,585,014 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	19	19
Additional paid-in capital	103,644	103,214
Accumulated other comprehensive loss	(507)	(578)
Accumulated deficit	(37,245)	(35,647)
Total stockholders’ equity	65,911	67,008
Total liabilities and stockholders’ equity	$83,060	$85,584

Stabilis Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Cash flows from operating activities:
Net income (loss)	$(1,598)	$2,106	$1,469
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,867	1,802	1,800
Stock-based compensation expense	447	82	383
Bad debt expense	7	14	168
Gain on disposal of assets	(103)	(460)	(127)
Income from equity investment in joint venture	(417)	(608)	(247)
Cash settlements from natural gas derivatives, net	163	—	—
Realized and unrealized (gains) losses on natural gas derivatives, net	(84)	29	—
Changes in operating assets and liabilities:
Accounts receivable	1,540	(455)	1,964
Prepaid expenses and other current assets	423	12	235
Accounts payable and accrued liabilities	(1,229)	(523)	(1,812)
Other	9	172	96
Net cash provided by operating activities	1,025	2,171	3,929
Cash flows from investing activities:
Acquisition of fixed assets	(487)	(5,585)	(873)
Proceeds from sale of fixed assets	211	460	207
Proceeds from notes receivable, related to prior sale of Brazil operations	—	185	—
Net cash used in investing activities	(276)	(4,940)	(666)
Cash flows from financing activities:
Payments on short- and long-term notes payable and finance leases	(671)	(625)	(346)
Payment of debt issuance costs	(42)	—	—
Employee tax payments from restricted stock withholdings	(17)	—	(9)
Net cash used in financing activities	(730)	(625)	(355)
Effect of exchange rate changes on cash	(3)	(12)	4
Net increase (decrease) in cash and cash equivalents	16	(3,406)	2,912
Cash and cash equivalents, beginning of period	8,987	12,393	5,374
Cash and cash equivalents, end of period	$9,003	$8,987	$8,286

Non-GAAP Measures

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occur during the reporting period, as noted below. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income (loss) as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definition of EBITDA and Adjusted EBITDA may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies. The following table provides a reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Net income (loss)	$(1,598)	$2,106	$1,469
Depreciation	1,867	1,802	1,800
Interest expense (income), net	(21)	(7)	4
Income tax (benefit) expense	(88)	101	82
EBITDA	160	4,002	3,355
Special items*	1,909	11	(252)
Adjusted EBITDA	$2,069	$4,013	$3,103

*

Special items for all periods presented consist of adjustments related to unrealized (gain)/loss on natural gas derivatives. The three months ended March 31, 2025 also includes an add-back of $2.1 million related to Mr. Ballard's severance expenses and a subtraction of $0.1 million for a gain related to a property damage settlement.

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Investor Contact:

Andrew Puhala

Chief Financial Officer

832-456-6502

ir@stabilis-solutions.com